SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        --------------------------------

                                    FORM 8-A


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(B) OR 12(G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                         Magellan Health Services, Inc.
--------------------------------------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                Delaware                                 58-1076937

(State of Incorporation or Organization)    (I.R.S. Employer Identification no.)


  6950 Columbia Gateway Drive Suite 400
           Columbia, Maryland                                  21046
(Address of Principal Executive Offices)                    (Zip Code)


If this form relates to the                If this form relates to the
registration of a class of                 registration of a class of
securities pursuant to Section 12(b)       securities pursuant to Section 12(g)
of the Exchange Act and is effective       of the Exchange Act and is effective
upon filing pursuant to General            upon filing pursuant to General
Instruction A.(c), please check the        Instruction A.(d), please check the
following box. [ ]                         following box. [x]



 Securities Act registration statement file number to which this form relates:
                                      N/A

        Securities to be registered pursuant to Section 12(b) of the Act:


 Title of Each Class                         Name of Each Exchange on Which
 to be so Registered:                        Each Class is to be Registered:
 --------------------                        -------------------------------
         None                                             None

        Securities to be registered pursuant to Section 12(g) of the Act:

                   Warrants to Purchase Ordinary Common Stock
                                (Title of Class)

ITEM 1.    DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

GENERAL

           On January 5, 2004 (the "Effective Date"), Magellan Health Services, Inc., a Delaware corporation ("Magellan" or the "Company"), together with certain of its subsidiaries, consummated their Third Joint Amended Plan of Reorganization, as modified (the "Plan"), under chapter 11 of title 11 of the U.S. Code ("Chapter 11") and, accordingly, emerged from Bankruptcy Court supervision under Chapter 11. Further information regarding the consummation and effectiveness of the Plan is contained in Magellan's Current Report on Form 8-K dated January 5, 2004 filed with the Securities and Exchange Commission ("SEC"). Pursuant to the Plan, on the Effective Date, Magellan entered into a Warrant Agreement, dated as of January 5, 2004 (the "Warrant Agreement"), with Wachovia Bank, National Association, as Warrant Agent (the "Warrant Agent"), and warrants to purchase shares of Magellan's Ordinary Common Stock, $0.01 par value per share (the "Ordinary Common Stock"), were authorized for issuance and granted in accordance therewith (the "Warrants") to former holders of shares of common stock and preferred stock of Magellan (which shares were cancelled on the Effective Date in accordance with the Plan) and to one holder of a claim against Magellan. The Warrant Agent was directed on the Effective Date to issue the Warrants in book entry form by deposit with Depository Trust Company for the account of the persons entitled to receive Warrants in accordance with the Plan and notices regarding such issuance are being delivered to such persons in accordance with the Plan.

           The Ordinary Common Stock has been registered by Magellan under
Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), pursuant to Rule 12g-3 thereunder, effective as of January 5, 2003, and is listed for trading on the Nasdaq Stock Market. The Warrants are hereby being registered by Magellan under Section 12(g) of the Exchange Act. The Warrants have not been listed on the Nasdaq Stock Market or any other market and no such listing is expected. No established market for trading Warrants exists at this time.

MATERIAL TERMS OF THE WARRANTS

           The following description of the Warrants is a summary only of the material terms thereof and is qualified in its entirety by reference to the text of the Warrant Agreement (including the attached form of Warrant certificate), a copy of which was filed as Exhibit 2.5 to the Company's Current Report on Form 8-K dated January 5, 2004, is Exhibit 1 hereto and is incorporated herein by reference.

           On the Effective Date, the Warrant Agreement established Warrants to purchase an aggregate of 570,826 shares of Ordinary Common Stock (subject to anti-dilution adjustments of such number of shares in accordance with the Warrant Agreement, as further described below) and the Warrant Agent was instructed to take steps to issue and deliver (in accordance with the Plan) as soon as practicable Warrants to purchase an aggregate of 570,826 shares of Ordinary Common Stock. The rights, powers and privileges of the Ordinary Common Stock are described in Magellan's January 5, 2004 Current Report on Form 8-K and in Magellan's Amended and Restated Certificate of Incorporation, a copy of which is attached as Exhibit 2.9 to such report, is Exhibit 2 hereto and is incorporated herein by reference. Holders of Warrants are not entitled to vote on any matters submitted to a vote of the stockholders of Magellan, or to notice thereof, nor are they otherwise entitled to any rights to which a stockholder of the Company is entitled.

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
           The Warrants may be exercised, in whole or in part (but not for a fraction of a share of Ordinary Common Stock), in accordance with procedures provided by the Warrant Agreement at any time from the date of issuance until their expiration on January 5, 2011.

           The initial exercise price of the Warrants is $ 30.20 per share of Ordinary Common Stock, payable in cash in the manner provided in the Warrant Agreement. The terms of the Warrants provide for customary anti-dilution protection, which adjusts the exercise price and number of shares which may be purchased upon exercise of the Warrants, upon the occurrence of certain events that may have a dilutive effect on the rights of Warrantholders. These dilutive events include certain (but not all) dividends, stock splits and combinations, issuances of securities by Magellan, mergers, consolidations, recapitalizations and similar extraordinary transactions.

           The Warrants may be transferred at any time and from time to time, in whole or in part (but not in respect of a fraction of share of Ordinary Common Stock), by book entry through Depository Trust Company upon compliance with the terms set forth in the Warrant Agreement. No fee is required to be paid in connection with a transfer of Warrants but a holder seeking to transfer Warrants may be required to pay any applicable stock transfer, documentary stamp or similar taxes applicable to such transfer, as provided by the Warrant Agreement.

           The Warrants are not redeemable.

           The Warrant Agreement provides that, in the event of a reorganization, reclassification, merger, consolidation or sale of all or substantially all assets of the Company as a result of which transaction the shares of the Ordinary Common Stock of the Company are converted or changed into, or are exchanged for, or receive a distribution of, any other shares, other securities or other property, the terms of the Warrants shall be adjusted so that each holder thereof shall have the right thereafter to receive, upon exercise of a Warrant, instead of (or in addition to) shares of Ordinary Common Stock, the number of shares or other securities of the Company or the surviving corporation or resulting entity and/or such amount of other property which a holder of the number of shares of Ordinary Common Stock for which a Warrant was exercisable immediately prior to the effective time of such transaction would have been entitled to receive in such transaction and that any such successor corporation or resulting entity shall, as a condition of such transaction, assume all of the Company's obligations under the Warrant Agreement and make appropriate provision for issuance and delivery of such consideration to Warrantholders upon their exercise of the Warrants. Such adjustment provisions apply to successive transactions of such nature. As a consequence, if such a transaction were to occur and in such a transaction holders of Ordinary Common Stock were to receive only a cash payment in an amount less than the then exercise price of the Warrants, the Warrants would have no intrinsic value and would cease to constitute a right to acquire equity of Magellan or the surviving corporation or resulting entity and would otherwise cease to be of any effect, and Warrantholders would not be entitled to receive any payment or other consideration for their Warrants.



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
ITEM 2.    EXHIBITS

       Exhibit No.                          Description
       -----------                          -----------

           1 Form of Warrant Agreement, dated as of January 5, 2004, between Magellan Health Services, Inc. and Wachovia Bank, National Association, as Warrant Agent (incorporated by reference to Exhibit 2.5 to the Company's Current Report on Form 8-K dated January 5, 2004).

           2 Amended and Restated Article of Incorporation of Magellan Health Services, Inc., as of January 5, 2004 (incorporated by reference to Exhibit 2.9 to the Company's Current Report on Form 8-K dated January 5, 2004).











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
                                    SIGNATURE

           Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.



Date: January 5, 2004

                                        Magellan Health Services, Inc.


                                        By: /s/ Mark S. Demilio
                                            ----------------------------------
                                            Mark S. Demilio
                                            Executive Vice President and
                                            Chief Financial Officer




















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
                                  EXHIBIT INDEX


       Exhibit No.                          Description
       -----------                          -----------

           1 Form of Warrant Agreement, dated as of January 5, 2004, between Magellan Health Services, Inc. and Wachovia Bank, National Association, as Warrant Agent (incorporated by reference to Exhibit 2.5 to the Company's Current Report on Form 8-K dated January 5, 2004).

           2 Amended and Restated Article of Incorporation of Magellan Health Services, Inc., as of January 5, 2004 (incorporated by reference to Exhibit 2.9 to the Company's Current Report on Form 8-K dated January 5, 2004).


















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